Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 22, 2024

Farmers and Merchants Bancshares, Inc. 4510 Lower Beckleysville Rd, Suite H Hampstead, Maryland 21074	Contact:	Mr. Gary A. Harris President and Chief Executive Officer (410) 374-1510, ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $3,421,623 OR $1.09 PER SHARE FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2024

HAMPSTEAD, MARYLAND (October 22, 2024) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent company of Farmers and Merchants Bank (the “Bank” and, together with the Company, “we”, “us” and “our”), announced that net income for the nine months ended September 30, 2024 was $3,421,623, or $1.09 per common share (basic and diluted), compared to $5,003,107, or $1.63 per common share (basic and diluted), for the same period in 2023. Higher interest expense as a result of the Federal Reserve rate increases over the last two years was the primary reason for the decline in net income. The Company’s return on average equity during the nine months ended September 30, 2024 was 8.53% compared to 13.45% for the same period in 2023. The Company’s return on average assets during the nine months ended September 30, 2024 was 0.57% compared to 0.91% for the same period in 2023. Loan growth for the nine months ended September 30, 2024 was $49 million, an annualized growth rate of 12.5%.

Net income for the three months ended September 30, 2024 was $1,123,127, or $0.36 per common share (basic and diluted), compared to $1,432,139, or $0.46 per common share (basic and diluted), for the third quarter of 2023. The Company’s return on average equity during the three months ended September 30, 2024 was 8.05% compared to 11.54% for the same period in 2023. The Company’s return on average assets during the three months ended September 30, 2024 was 0.56% compared to 0.77% for the same period in 2023.

Net interest income for the nine months ended September 30, 2024 was $722,419 lower when compared to the same period in 2023 due to a decrease in the net interest margin to 2.67% for the nine months ended September 30, 2024 from 3.04% for the same period in 2023. The decline in the net interest margin was partially offset by a $62.7 million increase in average interest earning assets to $775.9 million for the nine months ended September 30, 2024 from $713.2 million for the same period in 2023. Higher interest expense was the driving factor in the lower net interest income. The Federal Reserve interest rate decreased by 0.50% in late September after aggregate increases of 5.25% from March 2022 through August 2023. The net aggregate increase of 4.75% caused the cost of deposits and borrowings to increase by 119 basis points to 2.71% for the nine months ended September 30, 2024 from 1.52% for the same period in 2023. In addition, average interest bearing liabilities increased by $69.9 million to $624.5 million for the nine months ended September 30, 2024 from $554.6 million for the same period in 2023. The taxable equivalent yield on total average interest-earning assets increased 64 basis points to 4.86% for the nine months ended September 30, 2024 from 4.22% for the same period in 2023, partially offsetting the higher cost of funds. Despite the recent Federal Reserve rate decrease and the projected decreases in November and December of 2024, no significant improvement in the net interest margin is expected during the remainder of 2024.

The Bank entered into several interest rate swaps structured as fair value hedges during 2023 and 2024, some in combination with the purchase of mortgage backed securities, which are intended to offset the impact of higher interest expense by improving interest income on debt securities. The notional amount of interest rate swaps outstanding at September 30, 2024 was approximately $99 million. Our loan portfolio is comprised primarily of commercial real estate loans with fixed rates for five-year terms. As those loans reprice, our net interest margin should improve. In addition, our current strategy is to increase the diversification of our portfolio with commercial and industrial loans, which are typically adjustable rate loans and would provide an immediate higher yield in today’s interest rate environment.

No provision was recorded for credit losses for the nine months ended September 30, 2024. For the nine months ended September 30, 2023, we recorded a $570,000 recovery.

Noninterest income increased by $160,505 for the nine months ended September 30, 2024 when compared to the same period in 2023, primarily as a result of a $142,794 gain on insurance proceeds for our Upperco location and a $34,180 increase in service charges on deposit accounts, offset by $31,922 loss on the sale of debt securities. Noninterest expense was $1,117,921 higher in the nine months ended September 30, 2024 when compared to the same period in 2023, due primarily to a $488,857 increase in other expenses, a $311,155 increase in occupancy and furniture and equipment costs, and a $317,909 increase in salaries and benefits. The increase in other expenses was due primarily to costs associated with our core system conversion that is projected to be completed in the fourth quarter of 2024, ATM related expenses, and legal fees incurred for stockholder matters. Also, the Bank’s FDIC assessment expense increased due to higher FDIC assessment rates. The increase in occupancy and furniture and equipment was due primarily to the renovations and new equipment for the Upperco location which was placed in service at the end of the first quarter and the new Towson location that was placed in service during the second quarter. The increase in salaries and benefits was due to normal annual salary increases as well as the hiring of several new employees primarily in the commercial loan production department.

Income taxes decreased by $668,351 during the nine months ended September 30, 2024 when compared to the same period in 2023 due to lower earnings before taxes. The effective tax rate decreased to 22.5% for the nine months ended September 30, 2024 from 24.9% for the same period last year due to an increase in the amount of nontaxable income included in pretax income year over year.

Total assets increased to $818 million at September 30, 2024 from $800 million at December 31, 2023. Loans increased to $572 million at September 30, 2024 from $523 million at December 31, 2023, an annualized rate of increase of 12.5%. Investments in debt securities decreased to $180 million at September 30, 2024 from $184 million at December 31, 2023. Deposits decreased to $674 million at September 30, 2024 from $681 million at December 31, 2023. The Company’s tangible equity was $52 million at September 30, 2024 compared to $45 million at December 31, 2023.

The book value of the Company’s common stock increased to $18.81 per share at September 30, 2024 from to $16.74 per share at December 31, 2023. Book value per share at September 30, 2024 was reflective of the $14 million unrealized loss, net of income taxes, on the Bank’s available for sale (“AFS”) investment portfolio as a result of the significant rise in interest rates over the last 30 months. Changes in the market value of the AFS investment portfolio, net of income taxes, are reflected in the Company’s equity, but are not included in the income statement. The AFS investment portfolio is comprised of 62% government agency mortgage backed securities which are fully guaranteed, 33% investment grade non agency mortgage backed securities, 1% investment grade corporate and municipal bonds, and 4% subordinated debt of other community banks. There is no indication of credit deterioration in any of the bonds and we intend to hold these investments to maturity, so no actual losses are anticipated. There is no impact on regulatory capital because the Bank elected many years ago to not include in the calculation of regulatory capital changes in the market value of the AFS investment portfolio regardless of whether they are positive or negative.

The Bank began utilizing the Federal Reserve Bank’s Bank Term Funding Program (“BTFP”) during the second quarter of 2023 and had borrowings of $54,000,000 outstanding at September 30, 2024, with a maturity date of January 15, 2025, an increase of $21,000,000 from December 31, 2023. Eligible collateral for the BTFP includes mortgage backed securities which are valued at par instead of market providing greater availability than other facilities. The BTFP also provides competitive fixed rates for up to a one-year term and advances can be refinanced or paid off in full or in part at any time. The Federal Reserve Bank stopped new BTFP advances on March 11, 2024. This facility, along with our Federal Home Loan Bank facility, other borrowing lines available, unpledged securities, brokered deposit access, and cash, provided us with access to approximately $332 million of liquidity at September 30, 2024.

Gary A. Harris, President and CEO, commented “We are pleased that our loan portfolio has grown at an annualized rate of 12.5% during the first nine months of the year, demonstrating that our investment in additional loan production staff and facilities is paying off. Our asset quality remains high and our liquidity position remains strong. Due to the sunsetting of our existing core operating system, our core system conversion will occur on October 28, 2024.  While it will increase our expenses in 2024, the new system will be a substantial digital upgrade that will position the bank for future growth, provide for significant efficiency gains and an enhanced customer experience moving forward. The Federal Reserve interest rate decreased by 50 basis points in September and additional cuts are expected over the remainder of 2024 and 2025. These cuts are too late in 2024 to have any significant impact on our net interest margin, but should provide for improvement in 2025.”

About the Company

The Company is a financial holding company and the parent company of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, Route 26, and Route 45 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, Eldersburg, and Towson. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31, *
	2024	2023

Assets

Cash and due from banks	$16,271,388	$44,404,473
Federal funds sold and other interest-bearing deposits	570,479	285,864
Cash and cash equivalents	16,841,867	44,690,337
Certificates of deposit in other banks	100,000	100,000
Securities available for sale, at fair value	159,499,031	164,084,673
Securities held to maturity, at amortized cost less allowance for credit
losses of $36,894 and $35,627	20,197,994	20,163,622
Equity security, at fair value	531,958	507,130
Restricted stock, at cost	1,016,000	863,500
Mortgage loans held for sale	759,200	-
Loans, less allowance for credit losses of $4,190,882 and $4,285,247	571,562,379	523,308,044
Premises and equipment, net	7,441,171	6,583,452
Accrued interest receivable	2,362,330	2,180,734
Deferred income taxes, net	6,736,681	8,312,482
Other real estate owned, net	1,226,245	1,242,365
Bank owned life insurance	15,218,368	14,930,754
Goodwill and other intangibles, net	7,028,178	7,034,424
Other assets	7,009,579	5,939,309
	$817,530,981	$799,940,826

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$108,442,303	$115,284,706
Interest-bearing	565,302,419	565,678,145
Total deposits	673,744,722	680,962,851
Securities sold under repurchase agreements	2,885,496	6,760,493
Federal Home Loan Bank of Atlanta advances	5,000,000	5,000,000
Federal Reserve Bank advances	54,000,000	33,000,000
Long-term debt, net of issuance costs	11,799,931	13,212,378
Accrued interest payable	2,581,429	1,482,773
Other liabilities	8,357,055	7,344,040
	758,368,633	747,762,535
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,145,974 in 2024 and 3,116,966 shares in 2023	31,460	31,170
Additional paid-in capital	30,837,137	30,398,080
Retained earnings	41,826,204	39,433,185
Accumulated other comprehensive loss	(13,532,453)	(17,684,144)
	59,162,348	52,178,291
	$817,530,981	$799,940,826

* - Derived from audited consolidated financial statements

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Interest income
Loans, including fees	$7,901,509	$6,609,039	$22,021,236	$19,023,308
Investment securities - taxable	1,623,113	996,586	4,794,495	2,528,793
Investment securities - tax exempt	141,258	137,254	415,629	416,626
Federal funds sold and other interest earning assets	180,572	258,818	860,922	469,721
Total interest income	9,846,452	8,001,697	28,092,282	22,438,448

Interest expense
Deposits	3,910,840	2,239,808	10,243,652	5,010,624
Securities sold under repurchase agreements	13,069	12,110	49,113	23,949
Federal Home Loan Bank advances and other borrowings	64,713	39,289	109,230	452,272
Federal Reserve Bank advances	647,882	378,500	1,910,411	391,763
Long-term debt	125,103	145,001	387,408	444,953
Total interest expense	4,761,607	2,814,708	12,699,814	6,323,561
Net interest income	5,084,845	5,186,989	15,392,468	16,114,887

Recovery of credit losses	-	(75,000)	-	(570,000)

Net interest income after recovery of credit losses	5,084,845	5,261,989	15,392,468	16,684,887

Noninterest income
Service charges on deposit accounts	209,078	195,566	621,179	586,999
Mortgage banking income	43,035	33,585	66,362	92,514
Bank owned life insurance income	102,831	89,748	287,614	261,595
Loss on sale of debt securities	-	-	(31,922)	-
Fair value adjustment of equity security	19,808	(13,769)	13,837	(15,343)
Loss on disposition of furniture and equipment	(5,157)	-	(5,157)	-
Gain on insurance proceeds	-	-	142,794	-
Other fees and commissions	81,425	78,096	234,688	243,125
Total noninterest income	451,020	383,226	1,329,395	1,168,890

Noninterest expense
Salaries	1,878,411	1,916,804	5,848,178	5,643,742
Employee benefits	548,892	348,048	1,596,751	1,483,278
Occupancy	274,580	229,135	798,597	645,398
Furniture and equipment	327,198	246,896	897,503	739,547
Other	1,042,142	1,005,065	3,165,922	2,677,065
Total noninterest expense	4,071,223	3,745,948	12,306,951	11,189,030

Income before income taxes	1,464,642	1,899,267	4,414,912	6,664,747
Income taxes	341,515	467,128	993,289	1,661,640
Net income	$1,123,127	$1,432,139	$3,421,623	$5,003,107

Earnings per share - basic	$0.36	$0.46	$1.09	$1.63
Earnings per share - diluted	$0.36	$0.46	$1.09	$1.63